      As filed with the Securities and Exchange Commission on May 21, 1998



                                                      Registration No. 333-52673

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          GLOBAL VACATION GROUP, INC.
             (Exact name of registrant as specified in its charter)

            NEW YORK                           4725                         13-1894567
    (State of Incorporation)       (Primary S.I.C. Code Number)  (IRS Employer Identification No.)

                   1455 PENNSYLVANIA AVENUE, N.W., SUITE 350
                              WASHINGTON, DC 20004
                                 (202) 371-0150
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROGER H. BALLOU
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          GLOBAL VACATION GROUP, INC.
                   1455 PENNSYLVANIA AVENUE, N.W., SUITE 350
                              WASHINGTON, DC 20004
                                 (202) 371-0150
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

DAVID B.H. MARTIN, ESQ.                                    BRENT B. SILER, ESQ.
 HOGAN & HARTSON L.L.P.                                     HALE AND DORR LLP
 555 13TH STREET, N.W.                                1455 PENNSYLVANIA AVENUE, N.W.
  WASHINGTON, DC 20004                                     WASHINGTON, DC 20004
     (202) 637-5600                                           (202) 942-8400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

                      EXPLANATORY NOTE TO AMENDMENT NO. 1



     This Amendment No. 1 to the Global Vacation Group, Inc. Registration Statement on Form S-1 has been filed solely for the purpose of filing certain exhibits to the Registration Statement.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                              AMOUNT
                                                              -------
Securities and Exchange Commission registration fee.........  $18,659
NASD filing fee.............................................    6,825
NYSE listing fee............................................     *
Blue sky qualification fees and expenses....................     *
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Printing and engraving expenses.............................     *
Transfer agent and registrar fees...........................     *
Miscellaneous expenses......................................     *
                                                              -------
          Total.............................................  $  *
                                                              =======

--------------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the "NYBCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provisions of the NYBCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or bylaws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation, and in criminal actions, had no reasonable cause to believe that his or her conduct was unlawful and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the NYBCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     As permitted by Section 721 of the NYBCL, the Registrant's Restated Certificate of Incorporation (the "Amended Certificate") provides that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding under the circumstances permitted by the NYBCL.

     The Amended Certificate further provides that no director of the Registrant shall be held personally liable to the Registrant or its shareholders for damages for any breach of duty in his or her capacity as a director unless a judgment or other final adjudication adverse to such director establishes that
(i) such
director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (ii) such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled, or (iii) such director's acts violated Section 719 of the NYBCL.

     The Registrant intends to purchase directors' and officers' liability insurance on behalf of its directors and others.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     (a) On March 18, 1998, pursuant to a Recapitalization Agreement dated as of such date among Thayer Equity Investors III, L.P. ("Thayer"), the Registrant, Allied Tours Holding Corp. ("Allied Holding") and the shareholders of Allied Holding (the "Recapitalization Agreement"), the Registrant was recapitalized (the "Recapitalization") and issued (i) 247,215 shares of common stock, par value $.01 per share ("Common Stock"), and 22,249 shares of Class A Convertible Preferred Stock, par value $1,000 per share ("Convertible Preferred Stock"), to Thayer in respect of its interest in the Registrant as of the time of the Recapitalization and (ii) 39,034 shares of Common Stock and 3,513 shares of Convertible Preferred Stock to Allied Holding in respect of its interest in the Registrant as of the time of the Recapitalization. These shares were issued without registration under the Securities Act of 1993, as amended (the "Securities Act"), in reliance upon an exemption from registration contained in
Section 3(a)(9) thereof ("Section 3(a)(9)").

     (b) On March 30, 1998, in connection with an Equity Purchase Agreement (the "Thayer Purchase Agreement") dated as of March 30, 1998 among the Registrant, Thayer TC Co-Investors, LLC, an affiliate of Thayer, and 16 other individuals or entities (collectively, the "Investors"), the Registrant issued (i) a total of 266,425.4 shares of Common Stock to the Investors at a purchase price of $10 per share for an aggregate consideration of $2,664,254 and (ii) a total of 1,227.64 shares of Convertible Preferred Stock to the Investors at a purchase price of $1,000 per share for an aggregate consideration of $1,227,640. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration contained in Section 4(2) thereof ("Section 4(2)").

     (c) On March 30, 1998, in connection with Senior Management Agreements entered into with each of Roger H. Ballou, the Registrant's Chief Executive Officer and Chairman, J. Raymond Lewis, Jr., the Registrant's President and Chief Operating Officer, and Walter S. Berman, the Registrant's Executive Vice President and Chief Financial Officer, the Registrant issued to Messrs. Ballou, Lewis and Berman (i) a total of 57,500 shares of Common Stock at a purchase price of $10 per share for an aggregate consideration of $575,000 and (ii) a total of 425 shares of Convertible Preferred Stock at a purchase price of $1,000 per share for an aggregate consideration of $425,000. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration contained in Section 4(2).

     (d) Between April 3, 1998 and May 5, 1998, pursuant to the Thayer Purchase Agreement, the Registrant issued 22,751 shares of Convertible Preferred Stock to Thayer at a purchase price of $1,000 per share for an aggregate consideration of $22,751,000. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration contained in Section 4(2).

     (e) On March 30, 1998, in connection with an Equity Subscription Agreement dated as of such date by and among the Registrant and two former shareholders of Haddon Holidays, Inc. ("Haddon"), the Registrant issued to such persons (i) a total of 5,000 shares of Common Stock at a purchase price of $10 per share for an aggregate consideration of $50,000 and (ii) a total of 450 shares of Convertible Preferred Stock at a purchase price of $1,000 per share for an aggregate consideration of $450,000. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration contained in Section 4(2).

     (f) On April 30, 1998, in connection with an Equity Subscription Agreement dated as of such date by and among the Registrant and a former shareholder of MTI Vacations, Inc. ("MTI"), the Registrant issued to such person an 24,000 shares of Common Stock at a purchase price of $10 per share for an aggregate consideration of $240,000 and 2,160 shares of Convertible Preferred Stock at a purchase price of $1,000 per share for an aggregate consideration of $2,160,000. These shares were issued without registration under the Securities Act in reliance upon an exemption from registration contained in Section 4(2).

     Each of the foregoing transactions was effected without an underwriter.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


            1.1*          Form of Underwriting Agreement
            3.1*          Restated Certificate of Incorporation of the Registrant
            3.2*          Amended and Restated Bylaws of the Registrant
            5.1*          Opinion of Hogan & Hartson L.L.P.
           10.1           Recapitalization Agreement dated as of March 18, 1998 among the Registrant Thayer, Allied Holding and the shareholders of Allied Holding
           10.2           Equity Purchase Agreement dated as of March 30, 1998 between the Registrant and Thayer and certain other purchasers
           10.3           Equity Subscription Agreement dated as of March 30, 1998 by and among the Registrant, Ralph M. Caliri and William W.
                          Webber
           10.4           Equity Subscription Agreement dated as of April 30, 1998
                          between the Registrant and James F. Miller
           10.5*          Registration Rights Agreement dated as of May , 1998 by and among the Registrant, Thayer and certain shareholders of the
                          Registrant
           10.6           Stock Purchase Agreement dated as of March 30, 1998 by and among the Registrant, Haddon and the shareholders of Haddon
           10.7*          Stock Purchase Agreement dated as of April 20, 1998 by and among the Registrant, Classic Custom Vacations, Inc.
                          ("Classic") and the stockholders of Classic
           10.8           Asset Purchase Agreement dated as of April 30, 1998 by and among the Registrant, MTI and James F. Miller
           10.9           Stock Purchase Agreement dated as of May 4, 1998 by and
                          among the Registrant, Globetrotters, Inc. and Robert A.
                          Grinberg.
           10.10*         Professional Services Agreement dated as of March 30, 1998 between the Registrant and TC Management Partners, LLC
           10.11          Credit Agreement dated as of March 27, 1998 by and among the
                          Registrant, the lenders party thereto and The Bank of New
                          York, as administrative agent
           10.12          Amendment No. 1 and Consent dated as of April 8, 1998 to
                          Credit Agreement dated as of March 27, 1998 by and among the
                          Registrant, the lenders party thereto and The Bank of New
                          York as administrative agent
           10.13          Amendment No. 2 dated as of May 5, 1998 to Credit Agreement dated as of March 27, 1998 by and among the Registrant, the lenders party thereto and The Bank of New York as
                          administrative agent
           10.14*         Registrant's 1998 Stock Option Plan
           10.15          Senior Management Agreement dated as of March 30, 1998
                          between the Registrant and Roger H. Ballou
           10.16          Senior Management Agreement dated as of March 30, 1998
                          between the Registrant and J. Raymond Lewis, Jr.
           10.17          Senior Management Agreement dated as of March 30, 1998
                          between the Registrant and Walter S. Berman
           10.18          Consulting Agreement dated as of March 27, 1998 by and
                          between the Registrant and Stanley Fisher
           10.19          Employment Agreement dated as of March 18, 1998 by and
                          between the Registrant and Michael Fisher
           10.20          Employment Agreement dated as of March 18, 1998 by and
                          between the Registrant and Gregory Fisher

           11.1*          Statement Regarding Computation of Per Share Earnings
           21.1*          Subsidiaries of the Registrant
           23.1+          Consent of Arthur Andersen LLP (Financial Statements of the
                          Registrant)
           23.2+          Consent of Arthur Andersen LLP (Financial Statements of
                          Classic)
           23.3+          Consent of Arthur Andersen LLP (Financial Statements of
                          Haddon)
           23.4+          Consent of Deloitte & Touche LLP (Financial Statements of
                          Classic)
           23.5+          Consent of Coopers & Lybrand LLP (Financial Statements of
                          MTI)
           23.6*          Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
           24.1+          Power of Attorney
           27.1+          Financial Data Schedule


---------------

+ Previously filed.

* To be filed by amendment.

     (b) Financial Statement Schedule


     The following schedule to the Financial Statements of the Registrant was previously filed as a part of this Registration Statement:


        Schedule II -- Allowance for Doubtful Accounts

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as may be required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WASHINGTON, DISTRICT OF COLUMBIA, ON THE 19TH DAY OF MAY, 1998.


                                          GLOBAL VACATION GROUP, INC.

                                          By:      /s/ ROGER H. BALLOU
                                            ------------------------------------
                                                      ROGER H. BALLOU
                                            CHIEF EXECUTIVE OFFICER AND CHAIRMAN


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----

                 /s/ ROGER H. BALLOU                       Chief Executive Officer       May 19, 1998
-----------------------------------------------------            and Chairman
                   ROGER H. BALLOU                      (Principal Executive Officer)

                /s/ WALTER S. BERMAN                       Executive Vice President      May 19, 1998
-----------------------------------------------------    and Chief Financial Officer
                  WALTER S. BERMAN                         (Principal Financial and
                                                             Accounting Officer)

                          *                                        Director
-----------------------------------------------------
                  FREDERIC V. MALEK
                          *                                        Director
-----------------------------------------------------
                 CARL J. RICKERTSEN

*By:               /s/ ROGER H. BALLOU                         Attorney-in-fact          May 19, 1998
  ---------------------------------------------------
                   ROGER H. BALLOU

                                 EXHIBIT INDEX


                                                                                       PAGE
                                                                                       ----
            1.1*        Form of Underwriting Agreement
            3.1*        Restated Certificate of Incorporation of the Registrant
            3.2*        Amended and Restated Bylaws of the Registrant
            5.1*        Opinion of Hogan & Hartson L.L.P.
           10.1         Recapitalization Agreement dated as of March 18, 1998 among the Registrant Thayer, Allied Holding and the shareholders of Allied Holding
           10.2         Equity Purchase Agreement dated as of March 30, 1998 between the Registrant and Thayer and certain other purchasers
           10.3         Equity Subscription Agreement dated as of March 30, 1998 by and among the Registrant, Ralph M. Caliri and William W.
                        Webber
           10.4         Equity Subscription Agreement dated as of April 30, 1998
                        between the Registrant and James F. Miller
           10.5*        Registration Rights Agreement dated as of May   , 1998 by
                        and among the Registrant, Thayer and certain shareholders of the Registrant
           10.6         Stock Purchase Agreement dated as of March 30, 1998 by and among the Registrant, Haddon and the shareholders of Haddon
           10.7*        Stock Purchase Agreement dated as of April 20, 1998 by and among the Registrant, Classic Custom Vacations, Inc.
                        ("Classic") and the shareholders of Classic
           10.8         Asset Purchase Agreement dated as of April 30, 1998 by and among the Registrant, MTI and James F. Miller
           10.9         Stock Purchase Agreement dated as of May 4, 1998 by and
                        among the Registrant, Globetrotters, Inc. and Robert A.
                        Grinberg.
           10.10*       Professional Services Agreement dated as of March 30, 1998 between the Registrant and TC Management Partners, LLC
           10.11        Credit Agreement dated as of March 27, 1998 by and among the
                        Registrant, the lenders party thereto and The Bank of New
                        York, as administrative agent
           10.12        Amendment No. 1 and Consent dated as of April 8, 1998 to
                        Credit Agreement dated as of March 27, 1998 by and among the
                        Registrant, the lenders party thereto and The Bank of New
                        York as administrative agent
           10.13        Amendment No. 2 dated as of May 5, 1998 to Credit Agreement dated as of March 27, 1998 by and among the Registrant, the lenders party thereto and The Bank of New York as
                        administrative agent
           10.14*       Registrant's 1998 Stock Option Plan
           10.15        Senior Management Agreement dated as of March 30, 1998
                        between the Registrant and Roger H. Ballou
           10.16        Senior Management Agreement dated as of March 30, 1998
                        between the Registrant and J. Raymond Lewis, Jr.
           10.17        Senior Management Agreement dated as of March 30, 1998
                        between the Registrant and Walter S. Berman
           10.18        Consulting Agreement dated as of March 27, 1998 by and
                        between the Registrant and Stanley Fisher
           10.19        Employment Agreement dated as of March 18, 1998 by and
                        between the Registrant and Michael Fisher
           10.20        Employment Agreement dated as of March 18, 1998 by and
                        between the Registrant and Gregory Fisher
           11.1*        Statement Regarding Computation of Per Share Earnings
           21.1*        Subsidiaries of the Registrant
           23.1+        Consent of Arthur Andersen LLP (Financial Statements of the
                        Registrant)
           23.2+        Consent of Arthur Andersen LLP (Financial Statements of
                        Classic)
           23.3+        Consent of Arthur Andersen LLP (Financial Statements of
                        Haddon)

                                                                                       PAGE
                                                                                       ----
           23.4+        Consent of Deloitte & Touche LLP (Financial Statements of
                        Classic)
           23.5+        Consent of Coopers & Lybrand LLP (Financial Statements of
                        MTI)
           23.6*        Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
           24.1+        Power of Attorney
           27.1+        Financial Data Schedule


---------------

+ Previously filed.

* To be filed by amendment.